Emgold Mining Corporation

emr-TSX Venture

EMPEROR GOLD (U.S.) CORP.

1400 – 570 Granville Street

Vancouver, B.C. Canada V6C 3P1

Tel: (604) 687-4622   Fax: (604) 687-4212

Toll free: 1-888-267-1400

1610 – 777 Dunsmuir Street, PO Box 10345

Vancouver, BC  Canada V7Y 1K4

Tel: (604) 687-4622   Fax: (604) 687-4212

Toll free: 1-888-267-1400  Email: Investor@langmining.com

Exhibit 3.6

November 28, 2002

Frank A. Lang, and
Lang Mining Corporation,
both of 1400 – 570 Granville Street
Vancouver, British Columbia, V6C 3P1

Dear Sir:

Re:

Emgold Mining Corporation (the "Company)

We confirm that Frank A. Lang and Lang Mining Corporation have agreed to accept respectively 1,738,245 and 2,210,183 (for an aggregate 3,948,428) Series A First Preference Shares of the Company having the attributes described in Schedule "A" hereto, in full satisfaction of indebtedness to them in the amounts of $347,649 and $442,036.73, such shares to be issued upon receipt of regulatory approval.  In order to obtain the approval of the TSX Venture Exchange (the "Exchange"), it is necessary that you execute a Declaration of Creditor in the attached form stating that you are not aware of any changes in the affairs of the Company that might have affected the trading price of the Company's shares that has not been disclosed to the public.  Please execute the enclosed Declaration of Creditor and return it with the signed copy of this letter agreement.

If such regulatory approval is not obtained within 90 days of the date hereof, this agreement will terminate and be of no further force and effect.

Pursuant to the Securities Act and Rules, the shares are subject to a four month hold period (as the Company is a Qualifying Issuer under Multilateral Instrument 45-102) commencing from the date the debt was due.  In addition, and pursuant to policies of the Exchange, the Shares will be subject to a four month hold period from the date of issue of the Shares.  Please confirm your undertaking as to the hold period by executing the enclosed Undertaking and returning it with the signed copy of this letter agreement.

2

If the foregoing accurately reflects your agreement, would you please sign and return the enclosed copy of this letter together with a duly signed Declaration of Creditor and Undertaking.  The signed copy of this letter will represent your agreement to settle the Company's outstanding debts to you in full by the issuance of the above-described shares of the Company.

Yours truly,

EMGOLD MINING CORPORATION

Per:

/s/William J. Witte, President
            William J. Witte, President

Accepted and agreed to this 29th day of November, 2002.

/s/Frank A. Lang

/s/ Frank A. Lang

Frank A. Lang                                                              Lang Mining Corporation

DECLARATION OF CREDITOR

EMGOLD MINING CORPORATION (the "Company")

Re:

Issuance of 3,948,428 Series A First Preference Shares (the "Shares") in the capital of the Company at a deemed price of $0.20 in settlement of outstanding debt

The undersigned acknowledge they are to receive the Shares in settlement of outstanding debt owed by the Company to them and in connection therewith HEREBY CERTIFY that they are not aware of any change in the affairs of the Company which might have affected the trading price of the Company's shares that had not been disclosed to the public.

DATED this 28th day of November, 2002.

/s/ Frank A. Lang (Signature of Creditor) Frank A. Lang_________________________ (Name of Creditor)	Lang Mining Corporation Per: /s/ Frank A. Lang (Signature of Creditor)

UNDERTAKING

TO:

THE TSX VENTURE EXCHANGE

The undersigned undertake not to sell or otherwise dispose of any of the said securities so purchased or any securities derived therefrom for a period of four months from the date of the closing of the transaction herein or for such period as is prescribed by applicable securities legislation, whichever is longer, without the prior consent of The TSX Venture Exchange and any other regulatory body having jurisdiction.

Dated at Vancouver, British Columbia, this 29th day of November, 2002.

/s/ Frank A. Lang Signature of Purchaser	/s/ Frank A. Lang Signature of Purchaser
Frank A. Lang Name of Purchaser	Lang Mining Corporation Name of Purchaser
(please print here name of individual whose signature appears above, if different from name of purchaser printed above)	Frank A. Lang (please print here name of individual whose signature appears above, if different from name of purchaser printed above)

SCHEDULE "A"

EMGOLD MINING COMPANY

ARTICLES OF AMENDMENT

The rights, privileges, restrictions and conditions attaching to the Series A First Preference Shares are as follows:

Voting

1.

Voting Rights:  The holders of the Series A First Preference Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting unless and until the Company fails for any period aggregating two years or more to pay dividends on the Series A First Preference Shares as provided herein.  In such event the holders of the Series A First Preference Shares shall, until all arrears of such dividends on the Series A First Preference Shares have been paid, be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company and to one vote in respect of each Class A Preference Share held at all such meetings.

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Dividends

2.

Cumulative Dividends:  The holders of the Series A First Preference Shares, in priority to the holders of common shares and all other shares ranking junior to the Series A First Preference Shares, shall be entitled to receive and the Company shall pay thereon, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends, fixed preferential cumulative cash dividends at the rate of 7% per annum on the Redemption Price (as hereinafter defined) per share.  Such dividends shall be payable annually on the last business day of December in each year, and shall accrue and be cumulative from the date of issue.  If on any dividend payment date the dividend payable on such date is not paid in full on all the Series A First Preference Shares then issued and outstanding, such dividend, or the unpaid part thereof, shall be paid at a subsequent date or dates in priority to dividends on the common shares and any other shares ranking junior to the Series A First Preference Shares. The holders of Series A First Preference Shares shall not be entitled to any dividends other than or in excess of the preferential cumulative cash dividends hereinbefore provided.

3.

Dividends Preferential:  Except with the consent in writing of the holders of all the Series A First Preference Shares outstanding, no dividend shall at any time be declared and paid on or set apart for payment on the common shares or on any other shares ranking junior to the Series A First Preference Shares in any financial year unless and until the accrued preferential cumulative cash dividends on all the Series A First Preference Shares outstanding have been declared and paid or set apart for payment.

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Liquidation, Dissolution

5.

Participation upon Liquidation, Dissolution or Winding-Up:  In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Series A First Preference Shares shall be entitled to receive from the assets of the Company a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Series A First Preference Shares held by them respectively before any amount shall be paid or any assets of the Company distributed to the holders of any common shares or shares of any other class ranking junior to the Common Shares.  After payment to the holders of the Series A First Preference Shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets of the Company.

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Retraction

6.

Redemption at Option of Holder:

(a)

Subject to the provisions of section 6(b), a holder of Series A First Preference Shares shall be entitled to require the Company to redeem, subject to the requirements of the Company Act (British Columbia) as now enacted or as the same may from time to time be amended, re-enacted or replaced, at any time or times all or any of the Series A First Preference Shares registered in the name of such holder on the books of the Company by tendering to the Company at its registered office a share certificate or certificates representing the Series A First Preference Shares which the registered holder desires to have the Company redeem together with a request in writing specifying (i) that the registered holder desires to have the Series A First Preference Shares represented by such certificate or certificates redeemed by the Company and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (herein referred to as the "Redemption Date") on which the holder desires to have the Company redeem such Series A First Preference Shares.  The Redemption Date shall be not less than 5 business days after the day on which the request in writing is given to the Company.  Upon receipt of a share certificate or certificates representing the Series A First Preference Shares which the registered holder desires to have the Company redeem together with such a request the Company shall on the Redemption Date redeem such Series A First Preference Shares by paying to such registered holder the Redemption Amount (as hereinafter defined) for each such Class A Preference Share being redeemed.  Such payment shall be made by certified cheque payable at par at any branch of the Company's bankers for the time being in Canada.  If a part only of the shares represented by any certificate be redeemed a new certificate for the balance shall be issued at the expense of the Company.  The said Series A First Preference Shares shall be redeemed on the Redemption Date and from and after the Redemption Date such shares shall cease to be entitled to dividends and be entitled to exercise any of the rights of holders of Series A First Preference Shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of the said Series A First Preference Shares shall remain unaffected.

(b)

The Company shall not be required to redeem any Series A First Preference Shares pursuant to section 6(a) if the Company does not have funds available for that purpose on the Redemption Date that are not, in the Company's opinion, otherwise required for the development of the Company's mineral property interests or to maintain a minimum of $2 million in working capital.

7.

Idem:  If a holder of Series A First Preference Shares shall have required the Company pursuant to the provisions of clause 6 hereof to redeem all or any of the Series A First Preference Shares registered in the name of such holder and the Company cannot redeem the said Series A First Preference Shares on the Redemption Date without thereby contravening the Company Act (British Columbia), as now enacted or as the same may from time to time be amended, re-enacted or replaced, the Company shall redeem the said Series A First Preference Shares as soon as it is lawfully able to do so and until the said Series A First Preference Shares are so redeemed the rights of the holder thereof shall remain unaffected, provided that the said holder may at any time by notice in writing tendered to the Company at its head office withdraw the request that the said Series A First Preference Shares be redeemed in which event the Company shall return to the said holder the share certificate or certificates representing the said Series A First Preference Shares which had been tendered to the Company.

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Redemption and Redemption Amount

8.

Redemption by Company:  Subject to the provisions of section 10, the Company may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Series A First Preference Shares on payment of the sum of $0.20 for each share to be redeemed, such amount being herein referred to as the "Redemption Price", plus all dividends which shall have accrued thereon and which shall be treated as accruing to the date as of which the payment is made, the whole constituting and being herein referred to as the "Redemption Amount".

9.

Idem:  In the case of redemption of Series A First Preference Shares under the provisions of clause 8 hereof, the Company shall at least 30 business days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of Series A First Preference Shares to be redeemed a notice in writing of the intention of the Company to redeem such Series A First Preference Shares.  Such notice shall be mailed by letter, postage prepaid, addressed to each such shareholder at his address as it appears on the records of the Company or in the event of the address of any such shareholder not so appearing then to the last known address of such shareholder; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of such redemption.  Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed.  On or after the date so specified for redemption, the Company shall pay or cause to be paid to or to the order of the registered holders of the Series A First Preference Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Company or any other place designated in such notice of the certificates representing the Series A First Preference Shares called for redemption.  Such payment shall be made by cheque payable at par at any branch of the Company's bankers in Canada.  If a part only of the shares represented by any certificate be redeemed a new certificate for the balance shall be issued at the expense of the Company.  From and after the date specified for redemption in any such notice the holders of the Series A First Preference Shares called for redemption shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected.  The Company shall have the right at any time after the mailing of notice of its intention to redeem any Series A First Preference Shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Series A First Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series A First Preference Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit shall belong to the Company.

10.

Gold Redemption and Conversion Alternatives:

(a)

If at the time of any proposed redemption of Series A First Preference Shares the Company is the beneficial owner of gold in specie having an aggregate value, as determined hereunder, of not less than the Redemption Amount, any holder of Series A First Preference Shares may elect to receive, in lieu of the Redemption Amount, gold in specie having the same value.  For the purposes hereof, gold shall be valued at $300.00 (U.S.) per ounce, notwithstanding its actual market value at the time.

(b)

A holder of Series A Preference Shares may elect at any time to convert all or any of his Series A First Preference Shares into common shares of the Company, at a ratio of one (1) common share for every four (4) Series A First Preference Shares.  Such election shall be made by notice in writing to the Company together with a tender to the Company of the certificates representing the Series A First Preference Shares to be converted, duly endorsed for transfer.  If a holder of Series A First Preference Shares has received a notice of redemption pursuant to section 9, the election to convert must be exercised within the 30 day period referred to in section 9.